Exhibit 99.1

TransDigm Announces Retirement of Gregory Rufus, Current Senior Executive Vice President and Former Chief Financial Officer, Effective October 1, 2016
CLEVELAND, October 6, 2016 /PRNewswire/ -- TransDigm Group Incorporated (NYSE: TDG) today announced the retirement of Gregory (Greg) Rufus, current Senior Executive Vice President and former Chief Financial Officer, effective October 1, 2016. TransDigm previously announced Greg’s intention to retire when Terrance (Terry) Paradie was appointed Chief Financial Officer in April 2015. As Senior Executive Officer, Greg assisted in the transition of Terry as Chief Financial Officer, a position Greg held from August 2000 until April 2015, and also assisted in managing TransDigm’s continued growth, talent development and various strategic projects.
W. Nicholas Howley, Chairman, President and Chief Executive Officer, stated “Greg has been a major contributor and a true partner in the success and growth of TransDigm over the last 16 years. During Greg’s tenure, TransDigm grew enterprise value from about $400 million to $25 billion; completed approximately 50 business acquisitions; raised about $19 billion of financing; and transitioned from a private company to a NYSE listed member of the S&P 500. He has been closely involved in almost every significant decision over that time and a key advisor to me. I can’t thank him enough for his hard work and support as the lead financial executive in the senior executive team at TransDigm for most of our history as well as his substantial contribution to our value focused strategy, performance and culture.”
About TransDigm
TransDigm Group Incorporated, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, databus and power controls, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces and related components, lighting and control technology, military personnel parachutes, high performance hoists, winches and lifting devices, and cargo loading, handling and delivery systems.

Contact:     Liza Sabol
    Investor Relations
    (216) 706-2945
    ir@transdigm.com